As filed with Securities and Exchange Commission on April 25, 2016

Registration Statement No. 333-209025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Global Water Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4941	90-0632193
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

21410 N 19th Avenue #220

Phoenix, AZ 85027

(480) 360-7775

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Liebman

21410 N 19th Avenue #220

Phoenix, AZ 85027

(480) 360-7775

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael M. Donahey Jeffrey E. Beck Jeffrey A. Scudder Kevin Zen Snell & Wilmer L.L.P. One Arizona Center 400 East Van Buren Phoenix, Arizona 85004-2202 (602) 382-6000	Christopher J. Barry Dorsey & Whitney LLP 701 Fifth Avenue, Suite 6100 Seattle, Washington 98104-7043 (206) 903-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Global Water Resources, Inc. is filing this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-209025) solely for the purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement. No changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus has not been included in this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Company, other than underwriting discounts and commissions, upon the completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee.

Amount
SEC registration fee	$596
FINRA filing fee	1,700
NASDAQ listing fee	125,000
Printing expenses	250,000
Accounting fees and expenses	764,000
Legal fees and expenses	976,000
Transfer agent and registrar fees	15,000
Miscellaneous fees	23,700

Total	$2,155,996

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

The Company has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Company regarding which indemnification is sought. The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for, under certain conditions, the indemnification by the underwriter of the Company and its executive officers and directors for certain liabilities arising under the Securities Act and otherwise.

The Company has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by the Company to these directors and executive officers pursuant to the Company’s indemnification obligations or otherwise as a matter of law.

Item 15.	Recent Sales of Unregistered Securities

Concurrently with the consummation of this offering, GWRC, which currently owns approximately 47.8% of the Company’s outstanding common stock, will merge with and into the Company with the Company surviving as a Delaware corporation, subject to the satisfaction of certain conditions, including GWRC’s shareholder approval. At the effective time of the merger, holders of GWRC’s common shares will receive one share of the Company’s common stock for each outstanding common share of GWRC. The 8,726,747 shares of our common stock to be issued in the Reorganization Transaction are expected to be issued in reliance upon an exemption from registration provided by Section 3(a)(10) of the Securities Act, after a public hearing for the approval, in the form of a final order, by the Supreme Court of British Columbia of the exchange of securities to the GWRC shareholders to be effected as part of the Reorganization Transaction on the basis that the terms and conditions of the exchange are fair and reasonable to GWRC shareholders.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

See Exhibit Index following the signature page.

(b) Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on April 25, 2016.

GLOBAL WATER RESOURCES, INC.

By:	/s/ Ron L. Fleming
Ron L. Fleming
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	* Trevor T. Hill	Chairman of the Board	April 25, 2016

By:	/s/ Ron L. Fleming Ron L. Fleming	President and Chief Executive Officer (Principal Executive Officer)	April 25, 2016

By:	/s/ Michael J. Liebman Michael J. Liebman	Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	April 25, 2016

By:	* William S. Levine	Director	April 25, 2016

By:	* David C. Tedesco	Director	April 25, 2016

By:	* Richard M. Alexander	Director	April 25, 2016

By:	* L. Rita Theil	Director	April 25, 2016

By:	* Cindy M. Bowers	Director	April 25, 2016

*By:	/s/ Michael J. Liebman
Michael J. Liebman
Attorney-in-fact

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit	Method of Filing

1.1	Form of Underwriting Agreement	Previously Filed

2.1.1	Arrangement Agreement	Previously Filed

2.1.2	Plan of Arrangement	Previously Filed

3.1	Form of Amended and Restated Certificate of Incorporation of Global Water Resources, Inc.	Previously Filed

3.2	Form of Amended and Restated Bylaws of Global Water Resources, Inc.	Previously Filed

4.1	Form of Common Stock Certificate	Filed Herewith

4.2.1	Trust Indenture Agreement, dated December 1, 2006	Previously Filed

4.2.2	First Supplement to Trust Indenture Agreement, dated November 1, 2007	Previously Filed

4.2.3	Second Supplemental Trust Indenture Agreement, dated August 1, 2008	Previously Filed

5.1	Opinion of Snell & Wilmer L.L.P.	Filed Herewith

10.1	Settlement Agreement for Stipulated Condemnation with the City of Buckeye, Arizona, dated March 19, 2015	Previously Filed

10.2	License Agreement with City of Maricopa, Arizona, dated November 9, 2006	Previously Filed

10.3	Employment Agreement with Ron Fleming, dated May 13, 2015*	Previously Filed

10.4	Employment Agreement with Michael J. Liebman, dated May 13, 2015*	Previously Filed

10.5	Infrastructure Coordination Agreement with Pecan Valley Investments, LLC, dated January 28, 2004	Previously Filed

10.6	Infrastructure Coordination Agreement with JNAN, LLC, dated July 1, 2004	Previously Filed

10.7	Infrastructure Coordination and Finance Agreement with Dana B. Byron and Jamie Maccallum, dated July 21, 2006	Previously Filed

10.8	Infrastructure Coordination and Finance Agreement with The Orchard at Picacho, LLC, dated January 8, 2008	Previously Filed

10.9	Infrastructure Coordination, Finance and Option Agreement with Sierra Negra Ranch, LLC, dated July 10, 2006	Previously Filed

10.10	Infrastructure Coordination and Finance Agreement, dated December 20, 2007	Previously Filed

10.11.1	Loan Agreement, dated December 1, 2006	Previously Filed

Exhibit Number	Description of Exhibit	Method of Filing

10.11.2	First Amendment to Loan Agreement, dated November 1, 2007	Previously Filed

10.11.3	Second Amendment to Loan Agreement, dated August 1, 2008	Previously Filed

10.11.4	Third Amendment to Loan Agreement, dated December 1, 2010	Previously Filed

10.12	Bond Purchase Agreement, dated December 14, 2006	Previously Filed

10.13	Bond Purchase Agreement, dated November 19, 2007	Previously Filed

10.14.1	Bond Purchase Agreement, dated September 12, 2008	Previously Filed

10.14.2	Supplement, dated September 19, 2008, to Bond Purchase Agreement, dated September 12, 2008	Previously Filed

10.15	Amended and Restated Security Agreement, dated October 1, 2008	Previously Filed

10.16	Second Amended and Restated Intercreditor Agreement, dated October 1, 2008	Previously Filed

10.17.1	GWR Global Water Resources Corp. Stock Option Plan*	Previously Filed

10.17.2	First Amendment to GWR Global Water Resources Corp. Stock Option Plan, dated September 12, 2012*	Previously Filed

10.17.3	Form of Second Amendment to GWR Global Water Resources Corp. Stock Option Plan*	Filed Herewith

10.18.1	Global Water Resources, Inc. First Amended and Restated Stock Appreciation Rights Plan, dated March 23, 2015*	Previously Filed

10.18.2	Form of Amendment to Global Water Resources, Inc. First Amended and Restated Stock Appreciation Rights Plan*	Previously Filed

10.19.1	Global Water Resources, Inc. Deferred Phantom Stock Unit Plan, dated January 1, 2011*	Previously Filed

10.19.2	Form of Amendment to Global Water Resources, Inc. Deferred Phantom Stock Unit Plan*	Filed Herewith

10.20.1	Global Water Resources, Inc. Phantom Stock Unit Plan, dated May 1, 2015*	Previously Filed

10.20.2	Form of Amendment to Global Water Resources, Inc. Phantom Stock Unit Plan*	Filed Herewith

10.21.1	GWR Global Water Resources Corp. Deferred Phantom Stock Unit Plan, dated January 1, 2011*	Previously Filed

10.21.2	Form of Amendment to GWR Global Water Resources Corp. Deferred Phantom Stock Unit Plan*	Filed Herewith

Exhibit Number	Description of Exhibit	Method of Filing

10.22	Securities Purchase Agreement, dated June 5, 2013	Previously Filed

10.23	Service Agreement, dated June 5, 2013	Previously Filed

10.24.1	Purchase and Sale Agreement, dated June 15, 2005	Previously Filed

10.24.2	First Amendment to Purchase and Sale Agreement, dated March 17, 2016	Previously Filed

21.1	Subsidiaries of Global Water Resources, Inc.	Previously Filed

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	Previously Filed

23.2	Consent of Snell & Wilmer L.L.P.	Contained in Exhibit 5.1

24.1	Power of Attorney	Previously Filed

99.1	Arizona Corporation Commission Decision No. 74364	Previously Filed

*	Compensation plan or arrangement